Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

NAME	JURISDICTION OF ORGANIZATION OR INCORPORATION

SEI Investments Distribution Co.	Pennsylvania

SEI Investments Management Corporation	Delaware

SEI Investments Developments, Inc.	Delaware

SEI Investments Global Funds Services	Delaware

SEI Investments Management Corporation Delaware, LLC	Delaware

SEI Trust Company	Pennsylvania

SEI Funds, Inc.	Delaware

SEI Investments, Inc.	Delaware

SEI Global Investments Corporation	Delaware

SEI Investments Canada Company	Canada (Federal)

SEI Advanced Capital Management, Inc.	Delaware

SEI Global Capital Investments, Inc.	Delaware

SEI Investments Global (Cayman), Ltd.	Cayman Islands, B. W. I.

SEI Investments Global, Limited	Ireland

SEI Investments Global Fund Services, Ltd.	Ireland

SEI Global Holdings (Cayman) Inc.	Cayman Islands, B. W. I.

SEI Investments (South Africa) Limited	South Africa

SEI Primus Holding Corporation	Canada

SEI Investments Trustee & Custodial Services (Ireland) Limited	Ireland

SEI Private Trust Company	Pennsylvania

SEI Venture Capital Inc	Delaware

SEI Asset Korea Co., Ltd.	South Korea

SEI Investments Europe Limited	United Kingdom

SEI Investments – Unit Trust Management (UK) Ltd.	United Kingdom

Lartington Limited	Ireland

SEI Investments Global (Bermuda) Ltd.	Bermuda

SEI SIMC Holdings, LLC	Delaware

SIMC Subsidiary, LLC	Delaware

SEI Global Nominee Ltd.	United Kingdom

SEI Insurance Group, Inc.	Pennsylvania

SEI Global Services, Inc.	Delaware

SEI Franchise, Inc.	Delaware

SEI Investments (Asia), Limited	Hong Kong

SEI European Services Limited	United Kingdom

SEI Trustees Limited	United Kingdom

SEI Investment Strategies, LLC	Delaware

LSV Asset Management	Delaware

LSV Employee Group, LLC	Delaware

SEI Institutional Transfer Agent, Inc.	Delaware